Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2011 RESULTS

— Record First Quarter Sales and Orders —

— Net Income of $0.53 per Diluted Share —

Irvine, California – April 27, 2011 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended April 2, 2011. The company noted the following highlights regarding its first quarter results:

•	$128.4 million in net sales;

•	$129.7 million in new orders;

•	Net income of $20.8 million, or $0.53 per diluted share; and

•	Gross margin of 45.1%.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “The Newport team delivered another excellent performance in the first quarter of 2011. Our sales of $128.4 million and orders of $129.7 million were records for a first quarter. We continued to demonstrate our very strong profit leverage on these robust sales, with exceptional gross margin, net income and earnings per diluted share. Our first quarter gross margin of 45.1% achieved a longstanding company goal.”

Sales and Orders

The company’s sales and orders by end market in the first quarter of 2011 were as follows:

(In thousands, except percentages, unaudited)	Three Months Ended
	April 2, 2011	April 3, 2010 ¹	Percentage Change vs. Prior Period
Sales by End Market
Scientific research, aerospace and defense/security	$40,840	$40,611	0.6%
Microelectronics	41,597	28,255	47.2%
Life and health sciences	26,749	21,089	26.8%
Industrial manufacturing and other	19,225	17,195	11.8%

Total	$128,411	$107,150	19.8%

Orders by End Market
Scientific research, aerospace and defense/security	$41,801	$38,843	7.6%
Microelectronics	41,611	47,557	-12.5%
Life and health sciences	25,989	23,686	9.7%
Industrial manufacturing and other	20,321	14,567	39.5%

Total	$129,722	$124,653	4.1%

Notes:

[1]	Certain prior period amounts have been reclassified to conform to the current period presentation.

The company noted the following trends in its sales and orders results:

•

Sales increased in the first quarter of 2011 compared with the first quarter of 2010 across all of Newport’s end markets. This growth was led by significantly higher sales both to semiconductor equipment customers, which are included in the company’s Microelectronics end market, and to customers in the Life and Health Sciences end market.

•

Orders in the first quarter of 2011 were higher than the first quarter of 2010, resulting primarily from a significant increase in orders from customers in the company’s Industrial Manufacturing and Other end markets and increases in orders from Life and Health Sciences and Scientific Research customers, offset in part by a decline in orders from customers in the Microelectronics end market. The company noted that orders from Microelectronics customers in the first quarter of the prior year were an all-time record for Newport, reflecting the early stages of the strong recovery in the semiconductor manufacturing equipment industry. The company continues to see robust activity in this market, with first quarter orders of $41.6 million, consistent with the order levels in the preceding three quarters, and a book-to-bill ratio of 1.0.

Net Income

Newport reported net income of $20.8 million, or $0.53 per diluted share, in the first quarter of 2011 when calculated in accordance with generally accepted accounting principles (GAAP), compared with net income of $5.1 million, or $0.14 per diluted share, in the first quarter of 2010. Included in this total was a gain of $7.2 million, or $0.18 per diluted share, resulting from a non-recurring currency translation adjustment. Without this gain, the company would have recorded net income of $13.6 million, or $0.35 per diluted share. A reconciliation between the company’s net income and net income per diluted share calculated in accordance with GAAP and on a non-GAAP basis is provided following the statements of income included in this release.

The company’s net income in the first quarter, excluding the currency translation gain, was more than double the level in the first quarter of 2010, due primarily to the company’s higher sales and continued strong operational execution in the 2011 period.

Financial Outlook

Commenting on the company’s financial outlook, Mr. Phillippy stated, “Our financial results for the first quarter of 2011 continued to reflect the solid foundation for growth we established in 2010. Our backlog and orders momentum are very strong, and we have continued to demonstrate our ability to deliver significant profit leverage on increases in sales. In the second quarter of 2011, we anticipate increasing our sales 12% to 15% over the $114.6 million recorded in the second quarter of 2010 and leveraging that revenue growth into operating income that is more than 50% higher than the year ago period. In addition, based on our robust orders levels, strong and growing presence in our markets and effective operational execution, we expect continued revenue growth in the full year 2011. We also expect to increase earnings per diluted share on a GAAP basis by more than 50% compared with the $1.09 recorded in 2010. Excluding the non-recurring currency translation gain of $0.18 per diluted share discussed earlier in this release, we expect our 2011 non-GAAP earnings per diluted share to be more than 35% higher than the 2010 level.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, April 27, 2011 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2011 and its outlook for the remainder of 2011. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-670-2246 within the U.S. and Canada or 913-312-1468 from abroad. The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 8:00 p.m. Eastern time today, April 27, 2011, and will continue through 8:00 p.m. Eastern time on Wednesday, May 4, 2011. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. The replay passcode is 9307738.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding Newport’s expected growth in sales and operating income in the second quarter of 2011, and its anticipated growth in revenue and earnings per diluted share in the full year of 2011. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, and particularly the duration and extent of the strong current conditions in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; Newport’s ability to meet increasing demand with its current cost structure; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Form 10-K for the year ended January 1, 2011. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	April 2, 2011	April 3, 2010
Net sales	$128,411	$107,150
Cost of sales	70,535	64,112

Gross profit	57,876	43,038
Selling, general and administrative expenses	30,473	26,098
Research and development expense	10,437	9,471

Operating income	16,966	7,469
Foreign currency translation gain from dissolution of subsidiary	7,198	—
Interest and other expense, net	(2,405)	(1,837)

Income before income taxes	21,759	5,632
Income tax provision	1,000	578

Net income	$20,759	$5,054

Net income per share:
Basic	$0.56	$0.14
Diluted	$0.53	$0.14

Shares used in the computation of net income per share:
Basic	37,005	36,372
Diluted	38,837	37,261

Other operating data:
New orders received during the period	$129,722	$124,653
Backlog at the end of period scheduled to ship within 12 months	$127,457	$114,459

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	April 2, 2011	April 3, 2010
Net income:
Net income - GAAP	$20,759	$5,054
Foreign currency translation gain from dissolution of subsidiary	(7,198)	—

Non-GAAP net income	$13,561	$5,054

Net income per diluted share:
Net income - GAAP	$0.53	$0.14
Total non-GAAP adjustments	(0.18)	—

Non-GAAP net income per diluted share	$0.35	$0.14

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

(In thousands)	April 2, 2011	January 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$101,266	$90,992
Marketable securities	95,160	109,192
Accounts receivable, net	87,193	84,238
Notes receivable, net	1,796	3,313
Inventories, net	93,778	84,508
Deferred income taxes	9,371	9,424
Prepaid expenses and other current assets	11,295	10,362

Total current assets	399,859	392,029

Property and equipment, net	45,985	46,160
Goodwill	69,322	69,322
Deferred income taxes	3,126	3,493
Intangible assets, net	24,234	24,990
Investments and other assets	20,721	20,396

	$563,247	$556,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$136,529	$12,468
Accounts payable	27,814	31,691
Accrued payroll and related expenses	21,794	30,804
Accrued expenses and other current liabilities	29,106	28,416

Total current liabilities	215,243	103,379

Long-term debt, net of debt discount	—	122,042
Obligations under capital leases, less current portion	999	979
Accrued pension liabilities	14,262	13,279
Other liabilities	20,676	21,252
Stockholders’ equity	312,067	295,459

	$563,247	$556,390

7